                                  SCHEDULE 14A
                                 (Rule 14a-101)
                INFORMATION REQUIRED IN CONSENT SOLICITATION STATEMENT
                            SCHEDULE 14A INFORMATION

Consent Solicitation Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934






Filed by the Registrant [ ] Filed by a party other than the Registrant [X] Check the appropriate box:
[X] Preliminary Consent Statement               [ ] Confidential, For Use of the
                                                    Commission Only as permitted
                                                    by Rule 14a-6(e) (2)
[ ] Definitive Consent Statement


[ ] Definitive Additional Materials

[ ] Soliciting Material Under Rule 14a-12.



                               LOTUS PACIFIC, INC.

                (Name of Registrant as Specified in Its Charter)

                   T.C.L. INDUSTRIES HOLDINGS (H.K.) CO., LTD.
     (Name of Person(s) Filing Consent Solicitation Statement, if Other Than
                                the Registrant)

Payment of Filing Fee    (Check the appropriate box):
[ ]     No fee required.

[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)     Title of each class of securities to which transaction applies:

(2)     Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)     Proposed maximum aggregate value of transaction:

(5)     Total fee paid:

[ ]     Fee paid previously with preliminary materials:

[ ]     Check box if any part of the fee is offset as provided by Exchange
        Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       (1)     Amount previously paid:

       (2)     Form, Schedule or Registration Statement No.:

       (3)     Filing Party:

       (4)     Date Filed:
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                     PRELIMINARY COPY, SUBJECT TO COMPLETION

                               DATED MAY 25, 2001

                         CONSENT SOLICITATION STATEMENT
                                       OF
                   T.C.L. INDUSTRIES HOLDINGS (H.K.) CO., LTD.
                                    REGARDING
                               LOTUS PACIFIC, INC.

                   T.C.L. INDUSTRIES HOLDINGS (H.K.) CO., LTD.

                                                         June __, 2001

Dear Fellow Stockholders:

        We are the beneficial owners of approximately 15% of the common stock of Lotus Pacific, Inc. We have been a stockholder since July 1999. Over the past year or so we have grown increasingly dissatisfied with the Company's performance. We are particularly dissatisfied with the Company's stock price, which has plummeted from $12.38 on July 19, 1999 to $0.60 immediately prior to our having publicly announced that we were actively considering taking action at Lotus Pacific's 2001 annual meeting of stockholders. We note that according to filings made by Lotus Pacific with the Securities and Exchange Commission, the 2001 annual meeting of stockholders, originally scheduled for May 18, 2001, has been postponed indefinitely.

        As a result, we are seeking your support to elect a new Board of Directors and approve certain amendments that would protect such nominees if elected from attempts by third parties to remove them from office or dilute their influence over the Company's policies before they have had a fair opportunity to do their job, which is to implement the changes necessary to bring about improvement in the performance of the common stock and to enhance stockholder value. (These amendments could also have certain anti-takeover effects which pose both advantages and disadvantages for stockholders.) Accordingly, we are proposing a slate of nominees for director who are individuals of integrity, experience and diverse disciplines who are committed to enhancing value for all stockholders. The election of our slate would provide the Company with a fresh perspective and a fresh focus on the long term interests of its stockholders.

        It is important that your shares be counted regardless of the size of your holdings. Please complete, sign, date and return the accompanying GOLD consent card in the enclosed envelope in order to make certain that your shares will be counted.

        If you agree with us that it is time for a change, please sign, date, and mail the enclosed GOLD consent card.

        If you have any questions or comments, please contact our consent solicitors, Georgeson Shareholder Communications Inc., at (800) 223-2064.


        Thank you for your consideration of this matter.

                                    Sincerely yours,

                                    T.C.L. INDUSTRIES HOLDINGS (H.K.) CO., LTD.

                     PRELIMINARY COPY, SUBJECT TO COMPLETION
                              DATED MAY 25, 2001

                         CONSENT SOLICITATION STATEMENT
                                       OF
                   T.C.L. INDUSTRIES HOLDINGS (H.K.) CO., LTD.
                                    REGARDING
                               LOTUS PACIFIC, INC.

                                  INTRODUCTION

        This Consent Solicitation Statement ("Solicitation Statement") and the accompanying form of written consent are first being furnished by T.C.L. Industries Holdings (H.K.) Co., Ltd., a Hong Kong corporation ("TCL"), on or about June ___, 2001, in connection with the solicitation by TCL from the holders of shares of common stock, par value $.001 per share (the "Common Stock") and Series A Preferred Stock, par value $.001 per share (the "Series A Preferred Stock") of Lotus Pacific, Inc., a Delaware corporation ("the "Company"), of written consents to take the following actions without a stockholders' meeting, as permitted by Delaware law:

            1. Adopt the following director resolution (the "Director Resolution"):

            "RESOLVED, that pursuant to Section 12 of Article III of the Company's Amended and Restated By-Laws, the entire Board of Directors of the Company is hereby removed, and Li Dong Sheng, Yan Yong, Jih-Ming Lin, Robert Lo, Chris Ching, Chung-I Chiang and Ren Jian (together, the "TCL Nominees") are elected as directors of the Company."

            2. Adopt the following resolutions in order to amend the Amended and Restated By-Laws of the Company (the "By-Laws"). The proposed resolutions (together, the "By-Laws Amendment Resolutions"), each of which will be voted on as a separate proposal, are as follows:

            (a) Classify the Board of Directors (the "Classified Board Resolution")

            "RESOLVED, that the amendment of Section 3 of Article III of the Company's Amended and Restated By-Laws relating to election and term of directors, as provided in the form of amendment to the Amended and Restated By-Laws of the Company annexed hereto, be and is hereby approved."

            (b)   Fill Board Vacancies (the "Future Board Vacancy Resolution")

            "RESOLVED, that the amendment of Section 3 of Article III of the Company's Amended and Restated By-Laws relating to filling future vacancies on the Board, as provided in the form of amendment to the Amended and Restated By-Laws of the Company annexed hereto, be and is hereby approved."

            (c)   Removal of Directors for Cause (the Future Removal
                  Resolution")

            "RESOLVED, that the amendment of Section 12 of Article III of the Company's Amended and Restated By-Laws relating to removal of directors, as provided in the form of amendment to the Amended and Restated By-Laws of the Company annexed hereto, be and is hereby approved."

            (d)   Stockholder Vote Requirement (the "Future Amendment
                  Resolution")

            "RESOLVED, that the amendment of Section 1 of Article VIII of the Company's Amended and Restated By-Laws relating to altering, amending or repealing the By-Laws, as provided in the form of the amendment to the Amended and Restated By-Laws of the Company annexed hereto, be and is hereby approved."

        TCL is proposing the By-Laws Amendment Resolutions to discourage attempts by third parties to remove the TCL Nominees if elected to the Board of Directors of the Company (the "Board") or dilute their influence over the Company's policies before they have had a fair opportunity to do their job, which is to implement the changes necessary to bring about improvement in the performance of the Common Stock and to enhance stockholder value. TCL's proposal of the By-Laws Amendment Resolutions is conditioned upon the adoption of the Director Resolution. Accordingly, any consent in favor of the By-Laws Amendment Resolution will not be effective unless the Director Resolution is
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adopted.

      Stockholders of the Company are being asked to express their consent to the Director Resolution and each of the By-Laws Amendment Resolutions (together, the "Proposals") on the enclosed GOLD consent card.

        For further information concerning the reasons for the solicitation, see "-- Reasons for the Solicitation" below.

        The By-Laws require no prior action of the Board with respect to the subject of the solicitation. On __________________, 2001, TCL delivered to the Company a signed written consent setting forth and consenting to the Proposals which, pursuant to Section 213(b) of the Delaware General Corporation Law, fixes ___________, 2001 as the record date for the solicitation (the "Record Date"). To be effective, a written consent with respect to the Proposals must be delivered to the Company within 60 days of the earliest dated written consent from a holder on the Record Date.

              IF YOU AGREE WITH THE PROPOSALS, PLEASE COMPLETE,
                 SIGN AND DATE THE ENCLOSED GOLD CONSENT CARD
        AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

INFORMATION ABOUT TCL

        TCL is one of the largest stockholders in the Company and has been a stockholder since July 1999. As of the date of this Solicitation Statement, TCL is the beneficial owner of 9,606,671 shares of Common Stock (or approximately 15% of the shares issued and outstanding). TCL is a private corporation that acts as an investment holding company. The principal business address of TCL is Rm. 1102, 11/F Chinachem Tsuen Wan Plaza, 457 Castle Peak Road, Tsuen Wan, New Territories, Hong Kong, PRC.

                   BACKGROUND AND REASONS FOR THE SOLICITATION

        TCL is asking stockholders' consent to the Director Resolution and each of the By-Laws Amendment Resolutions. Summarized below is the background and the reasons why TCL thinks it is time to have a new Board in place and why it feels that it is necessary to adopt certain amendments to the By-Laws to provide the Board with a fair opportunity to do its job.

BACKGROUND


        TCL acquired its shares in the Company from existing stockholders (and one then-existing stockholder) in the belief that the Common Stock was undervalued and represented a favorable investment opportunity. Since the date of TCL's acquisition of its shares, the share price of the Common Stock has fallen more than 95 percent, from $12.38 to $0.60 on April 24, 2001. In light of such poor performance, TCL believes that the Board has not done an adequate job to improve stockholder value. We note, however, that since we publicly announced that we were actively considering taking action at the Company's annual meeting of stockholders (the "Annual Meeting"), the market price of the Common Stock has risen to $1.48. We also note that subsequent to our public announcement that we were actively considering taking action at the Annual Meeting, the Company has postponed indefinitely the Annual Meeting.

        The Company announced on November 20, 2000 its first-ever operating profit for its 2001 fiscal first quarter ended September 30, 2000.(1) In such announcement, then-President Jeremy Wang commented that "Going forward, [the first quarter of fiscal 2001] represents a foundation for the beginning of [the Company's] ability to achieve improved shareholder value." Ironically, despite such first-ever operating profit and despite Mr. Wang's comments, the share price of the

-------
1 The Company's announcement may be found on the Company website at http://www.lpfc.com. According to such announcement, operating income for the quarter, including deferred compensation expense and goodwill amortization, was $1.8 million. (Despite the announcement regarding operating profit, the announcement states that the net loss for the fiscal first quarter, including deferred compensation expense and goodwill amortization, was $3.5 million.)

Common Stock has fallen since November 20, 2000 by 80 percent as of April 24, 2001. Moreover, according to subsequent filings made by the Company with the Securities and Exchange Commission (the "SEC"), the Company experienced an operating loss of $1.08 million for the fiscal second quarter and an operating loss of $12.3 million for the fiscal third quarter. In addition, according to the Company's most recent quarterly report, gross margins have recently experienced a sharp decline from 13% for the nine-month period ended March 31, 2001 to 6% for the three-month period ended March 31, 2001. Finally, according to the Company's most recent quarterly report, the Company had a net loss of $0.12 per share for the fiscal third quarter compared to a net gain of $0.25 per share for the same period of the prior year. For the nine months ended March 31, 2001, the Company had a net loss of $0.23 per share compared to a net gain of $0.11 per share for the same period of the prior year. Such downward trend in financial performance coupled with the poor performance of the Common Stock leads TCL to believe that whatever the Board's strategy for improving stockholder value may be, it is not working.

        Because it was taking such a large stake in the Company, during the negotiation of the acquisition of its shares, TCL felt that it needed representation on the Board in order to have direct input into the Company's policies and future direction. However, as the Company was not a party to the Share Exchange Agreement under which TCL acquired 9,606,671 shares of Common Stock from stockholders of the Company, such Agreement does not expressly contain any arrangement between the Company and TCL on this point. Nevertheless, the Company placed TCL's nominee, Mr. Li Dong Sheng, Chairman of the Board of TCL, on the slate of nominees that was eventually elected to the Board at the Company's 2000 Annual Meeting of stockholders. In connection with Mr. Li's resignation as a Director of the Company on June 5, 2000 due to conflicting business responsibilities, the Company agreed to replace Mr. Li with another TCL nominee, Mr. Yan Yong. However, despite TCL's repeated requests, and the Company's assurances, more than ten months have passed and the Company has still not placed Mr. Yan on the Board. Further, as indicated in the Company's Preliminary Statement, Mr. Yan does not appear as one of the Company's nominees for election to the Board of the Company at the Annual Meeting. As the second largest stockholder of the Company, TCL believes that the Board's inaction is unacceptable and constitutes hostile action toward a major stockholder. When viewed in concert with the Company's stock price, which has plummeted since July 1999, TCL sees such inaction as an example of the Board's desire to entrench itself and maintain control of the Company.

        Because TCL is not satisfied with the performance of the Common Stock or the Company's response to its repeated requests for representation on the Board, we are asking your consent to take action now in the face of further delay resulting from the Company's indefinite postponement of the Annual Meeting.

REASONS FOR THE SOLICITATION

-       THE COMPANY'S STOCK PRICE HAS LOST MOST OF ITS MARKET VALUE.

        Since July 19, 1999, the share price of the Common Stock has dropped more than 95 percent, from $12.38 to $0.60 on April 24, 2001. TCL believes that the market price of the Common Stock, which has plummeted since July 1999 (and has only since rebounded following our public announcement that we were actively considering taking action at the Annual Meeting) demonstrates, convincingly, that whatever strategy the Board has chosen in recent years to enhance stockholder value has failed. TCL is extremely disappointed with the dismal market price of the Common Stock. Furthermore, TCL believes that a low stock price limits the Company's prospects. For instance, the Company's low stock price impairs its ability to raise capital through the sale of equity or use its equity as currency for strategic acquisitions without unacceptable dilution of stockholders.


           Over the two years since June 1999, the Standard and Poor's 500, Dow Jones Industrial Average and Russell 2000 Index have been relatively flat. However, the market price of the Common Stock has underperformed such benchmarks by more than 75% during this same two-year period. Further, the market price of the Common Stock has trailed the NASDAQ Composite Index by more than 50% during the same two-year period. The downsloping trend of the market price of the Common Stock during this two-year period remains evident even when compared to narrower stock market indexes. Over the two years since June 1999, the market price of the Common Stock has trailed the AMEX Computer Technology Index by more than 75%, and has trailed the AMEX Internet Index by approximately 40%. Against this context, TCL believes the market price of the Common Stock indicates that, whatever the Board's strategy for improving stockholder value may be, it is not working.

-       TCL BELIEVES THE COMPANY'S ASSETS ARE PROVIDING AN UNSATISFACTORY
RETURN

        The continued operation of the Company's assets is not producing a satisfactory return. Over the trailing twelve months, the return on assets, which indicates how much return management has earned on all assets available to it from all sources, of the Company is -25.19%. By comparison, the return on assets of the Standard and Poor's 500, the benchmark most frequently used to measure a particular company/stock against the overall equity market, for the same period is 8.35%. TCL believes this indication of management ineffectiveness clearly shows that the actions and inactions of the Board with respect to the management of assets are directly related to the underperformance of the Company and the Common Stock relative to the overall equity market.

        Given the unsatisfactory return on assets, TCL has no reason to believe that the Company is capable of producing a satisfactory return for the Company's stockholders. Over the trailing twelve months, the return on equity, which indicates how much return management has earned on the capital that is actually owned by the stockholders, for the Company is -39.56%. By comparison, the return on equity of the Standard and Poor's 500 over the same period is 21.09%. Further, the return on investment, which indicates how much return management has earned on all long-term capital (i.e., capital owned by the stockholders and contributed by long-term creditors), of the Company over the trailing twelve months is -36.03%. By comparison, the return on investment of the Standard and Poor's 500 for the same period is 12.34%. TCL believes the Company should produce at least positive returns on equity and investment.

-       THE TCL NOMINEES WILL REINVIGORATE THE PROCESS AND PROTECT
STOCKHOLDER VALUE.

         TCL believes that a new perspective is needed on the Board to reinvigorate the process of enhancing stockholder value and to ensure that any strategic transactions are undertaken in the best interest of all stockholders. TCL believes that the Company's Board should be committed to creating the greatest possible return on the stockholders' investment. TCL believes that your consent to the Director Resolution will provide management with the support necessary to focus the Company on the long-term interests of its stockholders. TCL also believes that the TCL Nominees are individuals of integrity and experience who have impeccable credentials in a wide variety of disciplines and are committed to protecting the interests of the stockholders. We note that two of the TCL Nominees are Directors of TCL International Holdings, Ltd. ("Holdings"), a Hong Kong publicly traded consumer electronics and information technology company (and a subsidiary of TCL). Since November 30, 1999, when Holdings began trading publicly on the Hong Kong Stock Exchange, the share price of Holdings' common stock has fallen approximately 50%, from HKD2.90 to HKD1.18 on April 24, 2001. By contrast, the share price of the Common Stock has fallen approximately 95%, from $10.75 to $0.60 over the same period.


- TCL BELIEVES THAT THE COMPANY'S NOMINEES MAY BE CONFLICTED IN PROTECTING THE INTERESTS OF ALL STOCKHOLDERS.

        The Company's Preliminary Proxy Statement includes a slate of nominees consisting of five individuals related to the Company or entities related to the Company. These relationships have the potential to interfere with the Company's nominees' ability to protect the interests of all stockholders. Based on prior filings made by the Company with the SEC, TCL believes that Mr. James Yao, Chairman of the Board of the Company since 1997 and a member of the slate of nominees included in the Company's Preliminary Proxy Statement, is a majority stockholder in Lotus International Holdings Corp. ("LIH"), a stockholder in the Company, and shares the power to vote LIH's shares of the Company with Mr. James Liu, a former Vice President and Director of the Company. Further, we understand that LIH is the sole holder of the outstanding shares of Series A Preferred Stock. TCL is disturbed that the Company's Preliminary Proxy Statement does not reveal, as is required, that Mr. Yao is the beneficial owner of more than 20% of the Common Stock and the beneficial owner of all of the Series A Preferred Stock. In light of the Company's unsupportable assertion in its Preliminary Proxy Statement that the Series A Preferred Stock has the right to elect two Directors and the effect of entrenching the Board and management in their current positions which such right carries, TCL has no choice but to question the independence of the slate of nominees included in the Company's Preliminary Proxy Statement, and Mr. Yao in particular, to protect the interests of all stockholders.

-       THE TCL NOMINEES HAVE THE EXPERIENCE THE COMPANY NEEDS.

        The TCL Nominees are individuals of integrity. They have decades of experience in the areas of consumer electronics, computer products and corporate finance. The TCL Nominees have been carefully chosen for their depth of experience in the technology industry. They are highly accomplished people who are well-experienced at asset management, investment decision making and capital markets activities. They are capable of thoroughly understanding and directing the

Company's business. Four of the TCL Nominees are independent of TCL and entities related to TCL.

        The TCL Nominees are committed to enhancing value for all stockholders. If elected, they will embark on a strategy designed to focus management on realizing the benefits of the current business and exploring and evaluating alternatives for the Company.

        If the TCL Nominees are elected and actual or potential conflicts of interest arise, the TCL Nominees would support the adoption of screening procedures or other procedural safeguards routinely adopted by boards of directors when conflicts of interest arise. Furthermore, if the TCL Nominees are elected and take office as Directors, they intend to discharge their duties as Directors of the Company in compliance with all applicable legal requirements, including the general fiduciary obligations imposed upon corporate directors.

- THE RESTATED CERTIFICATE RECOMMENDED BY THE BOARD, IF ADOPTED, WOULD DEPRIVE STOCKHOLDERS OF THEIR CURRENT RIGHTS.

        According to the Company's Preliminary Proxy Statement, the Board has approved a resolution adopting the Restated Certificate which would, among other things, (i) eliminate stockholder action by written consent, (ii) limit the calling of special meetings of stockholders and (iii) require advance notice of stockholder nominations for election of Directors and other business to be brought before a meeting of stockholders. TCL is disappointed that the Company has neglected to explain in its Preliminary Proxy Statement why it feels the need at this time to amend the Company's Certificate of Incorporation in this manner. We note that such amendments will have anti-takeover effects which pose both advantages and disadvantages for stockholders. (We also note that, like the resolution adopted by the Board, the adoption of the By-Laws Amendment Resolutions will also have certain anti-takeover effects which pose both advantages and disadvantages to stockholders.) If adopted by the stockholders, this resolution would carve away at the stockholders' rights and have the potential of entrenching the Board and management in their current positions. For example, if adopted by the stockholders, this resolution would prevent stockholders such as TCL who are dissatisfied with the Company's share price from attempting to remove the Board and replace them with a new slate of Directors who are committed to enhancing value for all stockholders.

- TCL BELIEVES THAT THE COMPANY'S PRELIMINARY PROXY STATEMENT CONTAINS MATERIAL DEFICIENCIES AND MISSTATEMENTS WITH RESPECT TO THE SHARES ENTITLED TO VOTE FOR DIRECTORS.

        According to the Company's Preliminary Proxy Statement, the Restated Certificate corrects "technical errors" in the Company's Certificate of Incorporation. Although the Board has failed to offer a description of the "technical errors" that were in the Company's Certificate of Incorporation, TCL believes that the Company is using this unsubstantiated explanation to claim that the holders of the Series A Preferred Stock, as a class, are entitled to elect two Directors to the Board. TCL has found no evidence that this provision has ever been in the Company's Certificate of Incorporation or any of the amendments thereto filed with the SEC. Indeed, the Company's Certificate of Incorporation as amended provides that the holders of the Series A Preferred Stock have the same voting rights as the holders of the Common Stock. Not only does the Company's Preliminary Proxy Statement fail to fully disclose this "technical correction" or its ramifications, but it also does not indicate who owns these shares or discuss this apparent modification of the terms of the Series A Preferred Stock. It is completely unclear to TCL why the Company thinks that the unnamed holders of the Series A Preferred Stock currently have the right to elect two Directors.

-       THE TCL NOMINEES, IF ELECTED, SHOULD HAVE A FAIR OPPORTUNITY TO DO
        THEIR JOBS.

        If the stockholders consent to the Director Resolution, TCL believes that it is vital that the will of the stockholders not be thwarted by attempts by third parties to prematurely remove such Directors or dilute their influence over the direction of the Company. TCL believes that, if elected, the TCL Nominees should have a fair opportunity to do its job, which is to implement the changes necessary to bring about an improvement in the performance of the Common Stock and to enhance stockholder value. The newly-elected Board should not be undermined or threatened by attempts to usurp its authority. To that end, TCL is asking your consent to the each of the By-Laws Amendment Resolutions. These proposals, each of which will be consented to as a separate proposal, would:

        - Classify the Board into three classes, each of which, after a transitional arrangement, will serve for three years, with one class being elected each year;

        - Grant to the Board the exclusive power to fill vacancies created on the Board;

        - Provide that Directors may be removed only for cause (i.e., willful misconduct in connection with the duties as a director or conviction of (a) a felony or (b) a misdemeanor involving moral turpitude) by the approval of the holders of at least 66-2/3% of the voting power of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of Directors (the "Voting Stock"); and

        - Provide that the stockholder vote required to amend or repeal the foregoing provisions of the By-Laws or to adopt any provision inconsistent therewith shall be 66-2/3% of the Voting Stock.

TCL's objective in proposing the By-Laws Amendment Resolutions is to provide the newly-elected Board with a fair opportunity to do its job. The Classified Board Resolution is designed to help to assure the continuity and stability of the Company's affairs and policies in the future, since a majority of the Directors at any given time will have prior experience as Directors of the Company and will be able to maintain the Board's commitment to all of the Company's Stockholders to enhance Stockholder value. The Future Removal Resolution is designed to prevent the holders of less than 66-2/3% of the Voting Stock from removing Directors without cause (i.e., willful misconduct in connection with the duties as a director or conviction of (a) a felony or (b) a misdemeanor involving moral turpitude), and to preclude a third party from removing Directors and simultaneously gaining control of the Board by filling the vacancies created by removal with its own nominees. Moreover, the Future Board Vacancy Resolution is designed to give the Board the exclusive right to fill newly-created directorships and prevent those seeking majority representation on the Board from obtaining such representation simply by enlarging the Board and filling the new directorships created thereby with their own nominees. And finally, the Future Amendment Resolution is designed to prevent stockholders controlling less than 66-2/3% of the voting power of the Company from avoiding the requirements of the aforementioned amendments by simply repealing them. Accordingly, the aforementioned resolutions, if passed, will limit the ability of third parties and/or stockholders controlling a majority of the voting power from taking certain actions designed to change the composition of the newly-elected Board.

        For further information regarding the effects of the Proposals, including their impact on the ability of potential acquirers to gain control of the Company, see "--Proposals-- Purpose and Effects of the Proposals" below.

     TCL STRONGLY RECOMMENDS THAT YOU CONSENT TO THE DIRECTOR RESOLUTION AND EACH OF THE BY-LAWS AMENDMENT RESOLUTIONS BY COMPLETING, SIGNING AND DATING THE ENCLOSED GOLD CONSENT CARD AND RETURNING IT PROMPTLY
                   IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

    HOLDERS OF RECORD OF SHARES OF COMMON STOCK OR SERIES A PREFERRED STOCK
  AS OF ___________, 2001, THE RECORD DATE, ARE URGED TO SUBMIT A GOLD CONSENT
         CARD EVEN IF YOUR SHARES HAVE BEEN SOLD AFTER THE RECORD DATE.

    IF YOU HAVE PURCHASED SHARES OF COMMON STOCK OR SERIES A PREFERRED STOCK AFTER THE RECORD DATE AND WISH TO CONSENT TO THE PROPOSALS, YOU SHOULD SEEK TO
                 OBTAIN A PROXY FROM THE SELLER OF SUCH SHARES.

     IF YOUR SHARES OF COMMON STOCK OR SERIES A PREFERRED STOCK ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK OR OTHER NOMINEE ON THE RECORD DATE, ONLY
    SUCH NOMINEE CAN VOTE YOUR SHARES AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND GIVE
       INSTRUCTIONS TO CONSENT TO THE PROPOSALS ON THE GOLD CONSENT CARD.

      QUESTIONS CONCERNING THIS SOLICITATION STATEMENT OR THE ACCOMPANYING
                    GOLD CONSENT CARD SHOULD BE DIRECTED TO:

                    GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                           17 STATE STREET, 10TH FLOOR
                               NEW YORK, NY 10004

                        BANKS AND BROKERS: (212)-440-9800
                         CALL TOLL FREE: 1-800-223-2064

                                CONSENT PROCEDURE

      Section 228 of the Delaware General Corporation Law (the "DGCL") states that, unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders, or any action that may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and those consents are delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Neither the Company's Certificate of Incorporation nor its By-Laws prohibit stockholder action by written consent.

      Section 213(b) of the DGCL provides that if no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the books in which proceedings of meetings of the stockholders are recorded. The By-Laws require no prior action of the Board with respect to the subject of the solicitation. On ___________, 2001, TCL delivered to the Company a signed written consent setting forth and consenting to the Proposals which, pursuant to Section 213(b) of the DGCL, fixes ____________, 2001 as the Record Date for the solicitation.

EFFECTIVENESS AND REVOCATION OF CONSENTS

      The Proposals will become effective when properly completed, unrevoked consents are signed by the holders of record as of the Record Date of a majority of the shares entitled to vote of the then outstanding Voting Stock and are delivered to the Company.

      An executed consent card may be revoked at any time by marking, dating, signing and delivering a written revocation before the time that the action authorized by the executed consent becomes effective. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. The delivery of a subsequently dated consent card which is properly completed will constitute a revocation of any earlier consent. The revocation may be delivered either to TCL, in care of Georgeson Shareholder Communications Inc., 17 State street, 10th Floor, New York, New York 10004 or any other address provided by the Company. Although a revocation is effective if delivered to the Company, TCL requests that either the original or photostatic copies of all revocations of consents be mailed or delivered to TCL as set forth above, so that TCL will be aware of all revocations and can more accurately determine if and when the requisite consents to the actions described herein have been received.

      If the Proposals are adopted pursuant to the consent procedure, prompt notice must be given by the Company pursuant to Section 228(d) of the DGCL to stockholders who have not executed consents. The Company will promptly announce when the action by written consent has been taken, thus enabling stockholders desiring to withdraw their consents to learn whether the action has become effective.

CONSENTS REQUIRED

      According to the Company's Preliminary Proxy Statement, there were 64,133,795 shares of Common Stock and 4,300 shares of Series A Preferred Stock outstanding at April 18, 2001. Each share of Common Stock entitles the Record Date holder to one vote on the Proposals. Each share of Series A Preferred Stock entitles the Record Date holder to one vote on the Proposals. Accordingly, based on the information in the Company's Preliminary Proxy Statement, written consents by holders representing approximately ______________ shares of Common Stock and Series A Preferred Stock (not including abstentions and broker non-votes), will be required to adopt and approve each of the Proposals. Accordingly, each abstention and broker non-vote with respect to each of the Proposals will have the same effect as a vote against the adoption of each such proposal.

SPECIAL INSTRUCTIONS

      If you were a record holder as of the close of business on the Record Date, you may elect to consent to, withhold consent to or abstain with respect to each Proposal by marking the "CONSENTS", "DOES NOT CONSENT" or "ABSTAINS" box, as applicable, underneath each such Proposal on the accompanying GOLD consent card and signing, dating and returning it promptly in the enclosed postage-paid envelope.

       IF YOU WISH TO CONSENT TO THE PROPOSALS, YOU MUST SUBMIT THE ENCLOSED GOLD CONSENT CARD.

      IF THE STOCKHOLDER WHO HAS EXECUTED AND RETURNED THE CONSENT CARD HAS FAILED TO CHECK A BOX MARKED "CONSENTS", "DOES NOT CONSENT" OR "ABSTAINS" FOR ANY OF THE PROPOSALS, SUCH STOCKHOLDER WILL BE DEEMED TO HAVE CONSENTED TO SUCH PROPOSAL OR PROPOSALS.

      TCL RECOMMENDS THAT YOU CONSENT TO EACH OF THE PROPOSALS. YOUR CONSENT IS IMPORTANT. PLEASE MARK, SIGN AND DATE THE ENCLOSED GOLD CONSENT CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY. FAILURE TO RETURN YOUR CONSENT WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE PROPOSALS.

      If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can execute a consent with respect to your shares and only upon receipt of specific instructions from you. Accordingly, you should contact the person responsible for your account and give instructions for the GOLD consent card to be signed representing your shares. TCL urges you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to TCL in care of Georgeson at the address set forth above so that TCL will be aware of all instructions given and can attempt to ensure that such instructions are followed.


                                   PROPOSAL 1

                               DIRECTOR RESOLUTION

GENERAL

      The By-Laws provide that any Director or the entire Board may be removed, with or without cause, by the vote or consent of the holders of a majority of the shares then entitled to vote at an election of directors. At the Company's 2000 annual meeting of stockholders, June L. Chang, Li Dong Sheng, Gary Huang, David Leung, Jack Lin, Kuan C. Tsai, Jeremy Wang and James Yao were elected to the Board. According to filings made by the Company with the SEC, TCL understands that Li Dong Sheng and Kuan C. Tsai resigned from the Board, and Jeremy Wang passed away. We further understand that Robert C. Ip may have been elected to fill one of these vacant Board seats.

      The By-Laws provide further that the number of Directors constituting the whole Board may be increased or decreased from time to time by action of the stockholders or of the Directors, except that the number of Directors shall not be less than three or more than 15. At the 2000 annual meeting of stockholders, eight persons were elected to serve as Directors on the Board until the Annual Meeting and until his or her successor had been duly elected and qualified, or until his or her death, resignation or removal. According to the Company's Preliminary Proxy Statement, seven persons have been nominated by the Company to stand for election to the Board at the Annual Meeting. The Company's Preliminary Proxy Statement does not indicate why the number of directors has been reduced by one.

      If the enclosed GOLD consent card is duly executed and received in time, and if the Director Resolution is adopted, the entire Board of the Company, including without limitation the individuals named above, will be removed from the Board. Further, if the enclosed GOLD consent card is duly executed and received in time, and if the Director Resolution is adopted, the TCL Nominees will be elected as Directors. If the Director Resolution is adopted, three Directors will serve as Class I Directors for a term expiring at the 2002 Annual Meeting of stockholders, two Directors will serve as Class II Directors for a term expiring at the 2003 Annual Meeting of stockholders and two Directors will serve as Class III Directors for a term expiring at the 2004 Annual Meeting of stockholders, or in each case until their successors are duly elected and qualified or until their death, resignation or removal. If the TCL Nominees are elected at the Meeting, Class I will consist of the following Directors: Ren Jian, Chris Ching and Chung-I Chiang; Class II will consist of the following
Directors: Yan Yong and Robert Lo; and Class III will consist of the following
Directors: Li Dong Sheng and Jih-Ming Lin. In the event that the Classified Board Resolution is not adopted, the all TCL Nominees will serve for a term of one year or until their successors are duly elected and qualified or until their death, resignation or removal. For further information concerning the Classified Board Resolution, see "-- Proposal 2 - Classified Board Resolution" below.

THE TCL NOMINEES

        The information below concerning age and principal occupation has been furnished by the respective TCL Nominees. Apart from any beneficial interest, none of the TCL Nominees directly owns Common Stock or Series A Preferred Stock.

Mr. Li Dong Sheng, 43, has been Chairman of the board of directors and President of TCL Holdings Co., Ltd., a People's Republic of China ("PRC") investment and holdings company (and TCL's parent company), since 1996. Mr. Li is also the Chairman of the board of directors of TCL International Holdings, Ltd. ("Holdings"), a Hong Kong publicly traded consumer electronics and information technology company (and a subsidiary of TCL), and the Chairman of the board of directors of BVI, a 50% shareholder of the Joint Venture (and a subsidiary of Holdings). Mr. Li has 20 years of experience in the telecommunication equipment and consumer electronics industry. Mr. Li holds a Bachelor degree in Engineering from South China University of Technology.

Mr. Yan Yong, 38, has been Executive Director and Chief Financial Officer of Holdings since March 1999. From December 1997 to February 1999, Mr. Yan served as Vice President and PRC Country Manager of Tulip Computers (Asia) Ltd., a subsidiary of a European computer manufacturer. From January 1995 to November 1997, Mr. Yan served as Managing Director of Central Empire Strategic Investment Ltd., a PRC investment consulting firm. Mr. Yan is also the General Manager of Shanghai Tianshi Networks Information Limited, a wholly-owned subsidiary of the Joint Venture. Mr. Yan has 11 years of experience in the computer and consumer goods industries. Mr. Yan holds an MBA from Stanford University and a Masters degree in Computer Science from Peking University.

Mr. Jih-Ming Lin, 50, has been Vice President of Techlab Tech Inc., a Taiwanese semiconductor manufacturer, since 1998. From 1992 to 1998, Mr. Lin served as Vice President of National Advantages Computer, Inc., a computer products manufacturer. Mr. Lin has 15 years of experience in the semiconductor industry. Mr. Lin is a graduate of Defense Medical Industry in Taiwan.

Mr. Robert Lo, 54, has been Vice General Manager of Robot Computer Inc., a computer products manufacturer, since April 1999. From December 1994 to February 1999, Mr. Lo served as Vice President of Empert Co., Ltd., a Taiwanese personal computer sales company.

Mr. Chris Ching, 35, has been Senior Investment Manager of Technology Associates Management Company, a venture capital fund management company, since August 1999. Mr. Ching has also been an Assistant Professor at the University of Texas since May 1998, where he has taught courses in corporate finance. From May 1997 to July 1999, Mr. Ching served as Member of Scientific Staff at Nortel Networks, Inc., a communications equipment supplier. From October 1994 to June 1996, Mr. Ching served as Financial Analyst at Merrill Lynch & Co., Inc., a financial services company. Mr. Ching holds a Ph.D. in finance from the University of Texas at Arlington.

Mr. Chung-I Chiang, 42, has been Senior Engineering Director of Silicon Motion Inc., a semiconductor company which he co-founded, since January 1996.

Mr. Ren Jian, 38, has been Chief Technology Officer of Holdings since 2000. From 1997 to 2000, Mr. Ren served as Deputy Director of Microsoft China Research & Development Center. From 1993 to 1997, Mr. Ren served as Project Manager of Microsoft Inc., a publicly traded developer, manufacturer and licensor of software products. Mr. Ren has 14 years of experience in the computer and consumer device industry. Mr. Ren holds a Masters degree in Computer Science from Peking University.

        TCL RECOMMENDS THAT HOLDERS OF SHARES OF COMMON STOCK AND SERIES A PREFERRED STOCK CONSENT TO THE DIRECTOR RESOLUTION.

                          BY-LAWS AMENDMENT RESOLUTIONS


GENERAL

        TCL's objective in proposing that the By-Laws be amended is to provide the Board elected at the Annual Meeting with a fair opportunity to do its job, which is to implement changes necessary to bring about an improvement in the performance of the Common Stock and to enhance stockholder value. As more fully discussed below, TCL believes that the By-Laws Amendment Resolutions would, if adopted, effectively reduce the possibility that a third party could effect a sudden or unexpected change in majority control of the Board. TCL believes that it is vital that the newly-elected Board not be threatened by attempts to usurp its authority or weaken its control over the direction of the Company.

        A possible side-effect of the adoption of the By-Laws Amendment Resolutions is that it would be more difficult for a third party to gain control of the Company without the support of the Board. While TCL is not proposing the By-Laws Amendment Resolutions for this particular purpose and does recognize that such takeovers might in some circumstances be beneficial to stockholders, it does believe that, as a general rule, such takeovers are not in the best interests of the Company and its stockholders insofar as they do not permit the Board the strongest possible negotiating position. As more fully discussed below, none of the By-Laws Amendment Resolutions is intended to impede a transaction that is approved by the Board. However, adoption of the By-Laws Amendment Resolutions may have significant effects on the ability of stockholders of the Company to acquire and exercise control, to change the composition of the Board and to benefit from certain transactions which are opposed by the Board even though they may be favored by a majority of the stockholders. Accordingly, stockholders are urged to read carefully the following sections of this Solicitation Statement, which summarize Annex A to this Solicitation Statement, which sets forth the full text of the amendments to the By-Laws proposed by the By-Laws Amendment Resolutions, before voting on each of the By-Laws Amendment Resolutions.

        TCL's proposal of the By-Laws Amendment Resolutions is conditioned upon the adoption of the Director Resolution. Accordingly, any vote in favor of the any of the By-Laws Amendment Resolutions will not be effective unless the Director Resolution is adopted. TCL has determined to present each of the By-Laws Amendment Resolutions to the stockholders for the reasons described in greater detail below.

        IT SHOULD BE NOTED THAT THE EFFECT OF THE BY-LAWS AMENDMENT RESOLUTIONS, IF ADOPTED, WILL BE TO AFFORD SUBSTANTIAL SECURITY TO THE BOARD IF ELECTED TO REMAIN IN THEIR POSITIONS AND TO MAKE CHANGES OF CONTROL NOT FAVORED BY THE BOARD MORE DIFFICULT.

SUMMARY OF PROPOSED BY-LAWS AMENDMENT RESOLUTIONS

        The proposed amendments to the By-Laws included in the By-Laws Amendment Resolutions, each of which will be voted on as a separate proposal, would (1) classify the Board into three classes, each of which, after a transitional arrangement, will serve for three years, with one class being elected each year;
(2) grant to the Board the exclusive power to fill vacancies created on the Board; (3) provide that Directors may be removed only for cause (i.e., willful misconduct in connection with the duties as a director or conviction of (a) a felony or (b) a misdemeanor involving moral turpitude) by the approval of the holders of at least 66-2/3% of the voting power of the then outstanding shares of Voting Stock; and (4) provide that the stockholder vote required to amend or repeal the foregoing provisions of the By-Laws, or to adopt any provision inconsistent therewith, shall be 66-2/3% of the Voting Stock.

DESCRIPTION OF THE PROPOSED BY-LAWS AMENDMENT RESOLUTIONS

                                   PROPOSAL 2

                           CLASSIFIED BOARD RESOLUTION

        The By-Laws currently provide that Directors are to be elected to the Board annually for a term of one year. At the time the By-Laws were adopted, the number of Directors of the Company was fixed at seven, but the By-Laws provided that this number could be increased or decreased by action of the stockholders or of the Directors, except that this number could never be less than three nor more than fifteen. The number of Directors on the Board is currently fixed at seven. The proposed amendment to Section 3 of Article III of the By-Laws provides that the Board shall be divided into three classes of Directors. If the amendment is adopted, the Company's Directors will be divided into three classes, with three Directors serving for an initial term expiring at the 2002 Annual Meeting of stockholders, two Directors serving for an initial term expiring at the 2003 Annual Meeting of stockholders and two Directors serving for an initial term expiring at the 2004 Annual Meeting of stockholders (or, in all cases, until their respective successors are duly elected and qualified). Starting with the 2002 Annual Meeting of stockholders, one class of Directors will be elected each year for a three-year term. See above " -- Proposal 1-Director Resolution" as to the initial composition of each class of Directors if the TCL Nominees are elected and the Classified Board Resolution is adopted.

        Directors of the Company are now elected by the holders of a plurality of the votes cast. The classification of Directors, coupled with the other amendments to the By-Laws discussed below, will have the effect of making it more difficult to change the over-all composition of the Board. For example, under the By-Laws, stockholders cannot call a special meeting. Thus, to elect Directors, stockholders either have to cast their vote at an annual meeting or act through written consent without a meeting. If the Classified Board Resolution is approved, at least two annual stockholders' meetings, instead of one, will be required for stockholders to effect a change in a majority of the Board, unless the stockholders act by written consent to remove Directors in between annual meetings. However, given the higher standard necessary to remove a Director -- see "Proposal 4 - Future Removal Resolution" below -- and the granting to the Board the exclusive authority to fill vacancies -- see "Proposal 3 - Future Board Vacancy Resolution" below -- proposed by the By-Laws Amendment Resolutions
- it is unlikely that any such change in the Board will be able to be effected.

        TCL believes that the longer time required to elect a majority of a classified Board will help to assure the continuity and stability of the Company's affairs and policies in the future, since a majority of the Directors at any given time will have prior experience as Directors of the Company. In addition, as described in greater detail below, TCL has taken note of the fact that as a byproduct of its adoption, a classified Board may also discourage potential bidders from making unsolicited bids for the Company or from engaging in proxy contests, thereby depriving some stockholders of the opportunity to participate in and potentially benefit from these types of transactions. However, TCL believes that these potential benefits are outweighed by the potential negative effects, described below, that these types of transactions may have on the Company and the stockholders as a whole.

       TCL RECOMMENDS THAT HOLDERS OF COMMON STOCK AND SERIES A PREFERRED STOCK CONSENT TO THE CLASSIFIED BOARD RESOLUTION DESCRIBED ABOVE.

                                   PROPOSAL 3

                         FUTURE BOARD VACANCY RESOLUTION

        Currently, the By-Laws provide that a vacancy on the Board, including a vacancy created by the removal of Directors for cause or without cause, may be filled by the remaining Directors, though less than a quorum. The proposed amendment to Section 3 of Article III of the By-Laws clarifies such provision and grants to the Board the exclusive power to fill vacancies created on the Board.

        TCL RECOMMENDS THAT HOLDERS OF COMMON STOCK AND SERIES A PREFERRED STOCK CONSENT TO THE FUTURE BOARD VACANCY RESOLUTION DESCRIBED ABOVE.

                                   PROPOSAL 4

                            FUTURE REMOVAL RESOLUTION

        The By-Laws currently provide that Directors may be removed with or without cause by a vote or consent of the majority of the shares entitled to vote at an election of Directors. The proposed amendment to Section 12 of
Article III of the By-Laws provides that a Director, or the entire Board, may be removed only for cause by the affirmative vote of the holders of at least 66-2/3% of the Voting Stock. The proposed amendment defines "cause" as willful misconduct in connection with the duties of a Director or conviction of (i) a felony or (ii) a misdemeanor involving moral turpitude.

         The foregoing proposed amendments to the By-Laws will preclude the holders of Voting Stock from removing Directors other than for "cause" (as so defined) and will preclude the holders of less than 66-2/3% of the Voting Stock from removing Directors with cause. In addition, they will preclude a third party from removing Directors and simultaneously gaining control of the Board by filling the vacancies created by removal with its own nominees. Moreover, the provision giving the Board the exclusive right to fill newly-created directorships would prevent those seeking majority representation on the Board from obtaining such representation simply by enlarging the Board and filling the new directorships created thereby with their own nominees. Accordingly, these amendments will limit the ability of stockholders controlling a majority of the voting power from taking certain actions designed to change the composition of the Board, whether or not such change is warranted. These amendments may also have the effect of discouraging accumulations of stock or unsolicited bids by stockholders interested in effecting a change of control of the Company.

         TCL RECOMMENDS THAT HOLDERS OF COMMON STOCK AND SERIES A PREFERRED STOCK CONSENT TO THE FUTURE REMOVAL RESOLUTION DESCRIBED ABOVE.


                                   PROPOSAL 5

                           FUTURE AMENDMENT RESOLUTION

        Under the DGCL, the power to amend or repeal the By-Laws of a Company lies with the stockholders entitled to vote. In addition, Section 1 of Article VIII of the By-Laws requires the approval of either the majority of the Board or the majority of the holders of shares entitled to vote thereon in order to amend or repeal the By-Laws. If the Future Amendment Resolution is adopted, the concurrence of the holders of at least 66-2/3% of the Voting Stock would be required for the amendment or repeal of, or the adoption of any provision inconsistent with, the amendments included in the By-Laws Amendment Resolutions.

         The requirement of a super-majority stockholder vote is designed to prevent stockholders controlling less than 66-2/3% of the voting power of the Company from avoiding the requirements of the various amendments to the By-Laws proposed by the By-Laws Amendment Resolutions by simply repealing them. The increased voting requirements enable the holders of shares representing more than 33-1/3% of the voting power of the Company to prevent certain amendments to the By-Laws, even if such amendments were desired by the holders of a majority of the outstanding voting power.

         TCL RECOMMENDS THAT HOLDERS OF COMMON STOCK AND SERIES A PREFERRED STOCK CONSENT TO THE FUTURE AMENDMENT RESOLUTION DESCRIBED ABOVE.


BY-LAWS AMENDMENT RESOLUTIONS, IF ADOPTED, COULD DISCOURAGE ACQUISITION OFFERS FOR THE COMPANY

        Although TCL's objective in proposing the By-Laws Amendment Resolutions is to provide the newly-elected Board with a fair opportunity to do its job, one of the side effects of their adoption will be that they may also act to decrease the likelihood of an unsolicited proposal for the acquisition of all or part of the Company in which the proponent does not seek to negotiate with the Board. While TCL recognizes that such transactions might in some circumstances be beneficial to stockholders, it believes that, as a general rule, such transactions are not in the best interests of the Company and its stockholders if the Board is not afforded the strongest possible negotiating position.

        TCL believes that the imminent threat of removal of incumbent Directors and the Company's management would severely curtail the Board's ability to negotiate effectively with such purchasers. The Board and management would be deprived of the time and information necessary to evaluate a takeover proposal, to study alternative proposals and to help ensure that the best price is obtained in any transaction which the Company may ultimately undertake. The adoption of the By-Laws Amendment Resolutions will help ensure that the Board, if confronted by a proposal from a third party which has acquired a significant block of Common Stock, will have sufficient time to review the proposal and any appropriate alternatives.

        Takeovers or changes in the Company's Board or management which are proposed and effected without prior negotiation with the Board are not necessarily detrimental to the Company and its stockholders. Moreover, the adoption of the proposed By-Laws Amendment Resolutions will make a proxy contest or the assumption of control by a holder of a substantial block of the Company's stock or the removal of the incumbent Board more difficult and could thus increase the likelihood that incumbent Directors will retain their positions. In addition, since these amendments, in conjunction with the DGCL, are designed to discourage accumulations of large blocks of the Company's stock by purchasers whose objective may be to have such stock repurchased by the Company at a premium, adoption of the By-Laws Amendment Resolutions could tend to reduce temporary fluctuations in the market price of the Company's stock which could result from accumulations of large blocks of stock. Accordingly, stockholders could be deprived of certain opportunities to sell their stock at temporarily higher market prices. TCL believes however, that the benefits of protecting the Board's ability to exercise its discretion to negotiate with or to resist an unfriendly or unsolicited proposal to take over or restructure the Company and to seek out appropriate alternatives, if desirable, outweigh these disadvantages.

        While it is impossible to predict with any degree of certainty what impact adoption of the By-Laws Amendment Resolutions will have on the potential realizable value of a stockholder's investment, particularly in light of the myriad of factors that can and will impact value, TCL does not believe that implementation of this proposal ultimately will negatively impact stockholder value. It is conceivable that adoption of the By-Laws Amendment Resolutions will discourage potential acquirers from launching certain types of unsolicited transactions aimed at taking control of the Company, thereby denying stockholders the opportunity to sell their shares, potentially at a premium to current market prices, to these potential bidders. However, TCL has noted that many large U.S. public corporations have adopted similar classified board structures which have not deterred acquisitions of these corporations through negotiated transactions. In fact, as discussed above, TCL's purpose in recommending adoption of the By-Laws Amendment Resolutions is to encourage those who seek control of the Company to negotiate with the Board, thereby giving the Board an opportunity to resist abusive takeover tactics that might permit a change of control that does not offer the most value to stockholders and to structure a transaction in which all stockholders are permitted to participate. As such, TCL believes that adoption of the By-Laws Amendment Resolutions may ultimately enhance the potential realizable value of a stockholder's investment.

        The By-Laws currently provide that a plurality of the votes cast in any election of Directors shall elect Directors. Accordingly, the holders of a majority of the Voting Stock can now elect all of the Directors being elected at any annual or special meeting of the Company's stockholders. It should be noted that the amendments included in the By-Laws Amendment Resolutions, if adopted, will be in effect at all times and will be applicable to all elections of Directors of the Company. Therefore, removal of incumbent Directors (even if favored by a majority of stockholders or for reasons such as poor performance) will be considerably more difficult, if not impossible, if the By-Laws Amendment Resolutions are adopted.

        Existing federal and state laws provide some protection to stockholders in connection with attempts to acquire control of a corporation. Federal securities laws and regulations generally govern the disclosure required to be made to stockholders in the process of a solicitation for proxies in a proxy contest as well as in connection with business combinations. In addition, the Company is incorporated under the DGCL. Section 203 of the DGCL limits business combinations involving corporations incorporated in Delaware and any person who acquires 15% or more of a corporation's voting shares.

  TCL RECOMMENDS THAT HOLDERS OF SHARES OF COMMON STOCK AND SERIES A
PREFERRED
  STOCK CONSENT TO EACH OF THE BY-LAWS AMENDMENT RESOLUTIONS DESCRIBED ABOVE.


             INFORMATION CONCERNING PERSONS WHO MAY SOLICIT CONSENTS

        Under the applicable regulations of the Securities and Exchange Commission, TCL and each of the TCL Nominees is deemed to be a "participant" in TCL's solicitation of written consents. The following table sets forth the name, business address and principal occupation of the TCL Nominees and any other person who may solicit consents from stockholders of the Company on behalf of TCL ("Participants").



NAME                     POSITION                     COMPANY(2)                            ADDRESS
----                     --------                     ----------                            -------

Li Dong Sheng      Chairman & President           TCL Holdings Co., Ltd.             No. 6 Er Ling Nan Lu,
                                                                                     Huizhou, Guangdong,
                                                                                     PRC

Yan Yong           Executive Director &           TCL International                  13/F TCL Tower, 8
                   Chief Financial                Holdings, Ltd.                     Taichung Road, Tsuen
                   Officer                                                           Wan, N.T. Hong
                                                                                     Kong

Jih-Ming Lin       Vice President                 Techlab Tech Inc.                  19/F, No. 171,
                                                                                     Sung-Teh Road,
                                                                                     Taipei, Taiwan

Robert Lo          Vice General Manager           Robot Computer Inc.                45545 North Loop
                                                                                     East, Fremont,
                                                                                     California 94538

Chris Ching        Senior Investment              Technology Associates              1111 Jupiter Rd.,
                   Manager                        Management Company                 Ste. 100B, Plano,
                                                                                     Texas 75074

Chung-I Chiang     Senior Engineering             Silicon Motion Inc.                1040 E. Brokaw Rd.,
                   Director                                                          San Jose, California
                                                                                     95131

Ren Jian           Chief Technology               TCL International                  13/F TCL Tower, 8
                   Officer                        Holdings, Ltd.                     Taichung Road, Tsuen
                                                                                     Wan, N.T. Hong Kong

--------
2 The companies named in the table above, to the extent that the Participants are officers of such companies, are deemed to be associates of such Participants. The addresses of such associates are as given above.

Stacey Q. Sun      Vice General Manager           Shanghai Tianshi Networks          Building 28, 4th
                                                  Information Limited                Floor, 69 Guiqing
                                                                                     Road, Shanghai
                                                                                     200233, PRC


        The following is a summary of all transactions in Company securities by the Participants over the last two years. Unless otherwise indicated, none of the Participants other than TCL has purchased or sold Common Stock or Series A Preferred Stock of the Company within the past two years.




                     AMOUNT OF
                  --------------
                    COMMON STOCK
                  --------------
  DATE OF          PURCHASED (P)
--------------    --------------
TRANSACTION(3)      OR SOLD (S)
--------------    -------------

  8/3/1999        1400 (P)
 12/9/1999         200 (S)
 12/13/1999       1200 (S)
 2/25/2000        1000 (P)
 3/14/2000        1000 (S)


        Except as described in this Solicitation Statement, none of the Participants nor any of their respective affiliates or associates (together, the "Participant Affiliates"), (i) directly or indirectly beneficially owns any securities of the Company or of any subsidiary of the Company or (ii) has had any relationship with the Company in any capacity other than as a stockholder. Furthermore, except as described in this Solicitation Statement, no Participant or Participant Affiliate is either a party to any transaction or series of transactions since June 30, 1999, or has knowledge of any currently proposed transaction or series of transactions, (i) to which the Company or any of its subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $60,000, and (iii) in which any Participant or Participant Affiliate had or will have, a direct or indirect material interest.

        Except as described in this Solicitation Statement, no Participant or Participant Affiliates has entered into any agreement or understanding with any person respecting any (i) future employment by the Company or its affiliates or
(ii) any transactions to which the Company or any of its affiliates will or may be a party. Except as described in this Solicitation Statement, there are no contracts, arrangements or understandings by any Participant or Participant Affiliates within the past year with any person with respect to any capital stock of the Company.

                         COST AND METHOD OF SOLICITATION

      Solicitation of consents may be made by the directors, officers, investor relations personnel and other employees of TCL and certain of its subsidiaries and affiliates, none of whom will receive additional compensation for such solicitation. Consents may be solicited by mail, courier service, advertisement, telephone, telecopier or the Internet and in person.

      In addition, TCL has retained Georgeson Shareholder Communications Inc. ("Georgeson") to assist in the solicitation, for which Georgeson is entitled, in the event the Proposals are adopted, to receive a fee of $_______, plus its reasonable out-of-pocket expenses. TCL has also agreed to indemnify Georgeson against certain liabilities and expenses, including certain liabilities and expenses under the Federal securities laws. It is anticipated that Georgeson will employ approximately __ persons to solicit stockholders.

      Banks, brokers, custodians, nominees and fiduciaries will be requested to forward solicitation materials to the beneficial owners of the Voting Stock. TCL will reimburse these

------
3 The transactions described in the table above were effected by the wife of Mr. Yan Yong, who is deemed to be an associate of such Participant.

record holders for customary clerical and mailing expense incurred by them in forwarding these materials to the beneficial owners.

      The cost of the solicitation of consents to the Proposals will be borne by TCL. TCL will seek reimbursement for such expenses from the Company. Costs incidental to the solicitation of consents include expenditures for printing, postage, legal and related expenses, and are expected to be approximately $-----------.


                             ADDITIONAL INFORMATION

        Certain information regarding Common Stock and Series A Preferred Stock held by the Company's Directors, nominees, management and 5% stockholders is contained in the Company's Preliminary Proxy Statement and is incorporated herein by reference. Information concerning the date by which proposals of security holders intended to be presented at the next annual meeting of stockholders of the Company must be received by the Company for inclusion in the Company's proxy statement and form of proxy for that meeting is also contained in the Company's Preliminary Proxy Statement and is incorporated herein by reference.


        TCL did not prepare, and expresses no opinion as to the accuracy or completeness of, any information contained herein which is based on, or incorporated by reference to, the Company's Preliminary Proxy Statement.



                             T.C.L. INDUSTRIES HOLDINGS (H.K.) CO., LTD.
May __, 2001




                            YOUR CONSENT IS IMPORTANT
    NO MATTER HOW MANY SHARES YOU OWN, YOUR CONSENT TO THE PROPOSALS IS VERY
                                   IMPORTANT.
       PLEASE HELP US TO MAXIMIZE STOCKHOLDER VALUE BY COMPLETING, SIGNING
                                   AND DATING
       THE ENCLOSED GOLD CONSENT AND RETURNING IT PROMPTLY IN THE ENCLOSED
                                   ENVELOPE.
                            NO POSTAGE IS NECESSARY.


1.    Be sure to consent on the GOLD consent card.


2. If any of your shares are held in the name of a bank, broker or other nominee, please contact the person responsible for your account and direct him or her to consent on the GOLD consent card "CONSENTS" to the Director Resolution, "CONSENTS" to the Classified Board Resolution, "CONSENTS" to the Future Board Vacancy Resolution, "CONSENTS" to the Future Removal Resolution and "CONSENTS" to the Future Amendment Resolution.


3. If you have any questions or need assistance in voting your shares, please contact:


                                    GEORGESON
                                   SHAREHOLDER
                               COMMUNICATIONS INC.

                           17 State Street, 10th Floor
                               New York, NY 10004
                        Banks and Brokers: (212) 440-9800
                   stockholders Call Toll Free: (800) 223-2064


                                                                         Annex A

                     AMENDMENTS TO THE AMENDED AND RESTATED

                         BY-LAWS OF LOTUS PACIFIC, INC.

1. SECTION 3 OF ARTICLE III OF THE BY-LAWS SHALL BE DELETED IN ITS ENTIRETY AND A NEW SECTION 3 OF ARTICLE III SHALL BE ADDED AND READ AS FOLLOWS:

        Section 3. Election and Term. (a) Subject to the rights of the holders of any series of preferred stock or any other series or class of stock as set forth in the Certificate of Incorporation to elect directors under specified circumstances, the directors shall be divided into three classes, and designated as Class I, Class II and Class III. Class I directors shall be initially elected for a term expiring at the 2002 annual meeting of stockholders, Class II directors shall be initially elected for a term expiring at the 2003 annual meeting of stockholders and Class III directors shall be initially elected for a term expiring at the 2004 annual meeting of stockholders. Members of each class shall hold office until their successors shall have been duly elected and qualified. At each succeeding annual meeting of stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election, and until their successors are elected and qualified. (b) Subject to the rights of the holders of any series of preferred stock or any other series or class of stock as set forth in the Certificate of Incorporation to elect additional directors under specified circumstances, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director's successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the whole board shall shorten the term of any incumbent director.

2. SECTION 12 OF ARTICLE III OF THE BY-LAWS SHALL BE DELETED IN ITS ENTIRETY AND A NEW SECTION 12 OF ARTICLE III SHALL BE ADDED AND READ AS FOLLOWS:

        Section 12. Removal of Directors. Subject to the rights of the holders of any series of preferred stock or any other series or class of stock as set forth in the Certificate of Incorporation to elect additional directors under specified circumstances, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66-2/3% of the voting power of the then outstanding shares then entitled to vote thereon. For purposes of this Section 12, "cause" is defined as (i) willful misconduct in connection with the duties as a director or (ii) conviction of (a) a felony or (b) a misdemeanor involving moral turpitude.

3. SECTION 1 OF ARTICLE VIII OF THE BY-LAWS SHALL BE DELETED IN ITS ENTIRETY AND A NEW SECTION 1 OF ARTICLE VIII SHALL BE ADDED AND READ AS FOLLOWS:

        Section 1. These By-Laws may be altered, amended or repealed, in whole or in part, and new By-Laws may be adopted by the stockholders or by the Board of Directors at any regular or special meeting or by unanimous written consent of the Board of Directors or by written consent of the holders of a majority of shares entitled to vote thereon. Notice of any alteration, amendment or repeal or the adoption of new By-Laws to be proposed at a meeting of stockholders or the Board of Directors shall be contained in the notice of such meeting of stockholders or Board of Directors, as the case may be. All such amendments adopted at a meeting of stockholders or the Board of Directors shall be approved by the holders of a majority of shares entitled to vote thereon. Notwithstanding the foregoing, the affirmative vote of the holders of at least 66-2/3% of the voting power of the then outstanding shares entitled to vote thereon shall be required to alter, amend, repeal or adopt any provision inconsistent with, Sections 3 and 12 of Article III and this Section 1 of Article VIII.

                     PRELIMINARY COPY, SUBJECT TO COMPLETION

                               DATED MAY 25, 2001


                                  CONSENT CARD
                                    SOLICITED
                                       BY
                   T.C.L. INDUSTRIES HOLDINGS (H.K.) CO., LTD.


      The undersigned is the record holder of shares of Common Stock, par value $.001 per share (the "Shares") of Lotus Pacific, Inc. (the "Company") and hereby acts as follows concerning the proposed resolutions contained in the Solicitation Statement.

PLEASE SIGN AND DATE AND MAIL YOUR CONSENT PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED.

Unless otherwise indicated below, the action taken on the proposed resolutions contained in the Solicitation Statement relates to all Shares held by the undersigned.


[ X ] Please mark your vote as in this example.


Instruction: To take action with regard to the following proposals, check the appropriate box. If no box is marked below with respect to the proposed resolution, the undersigned will be deemed to consent to such proposed resolution.

T.C.L. Industries Holdings (H.K.) Co., Ltd. recommends that you consent to the Director Resolution.
1. Director Resolution: relating to the removal of the entire Board of Directors of the Company and the election of Li Dong Sheng, Yan Yong, Jih-Ming Lin, Robert Lo, Chris Ching, Chung-I Chiang and Ren Jian to the Board of Directors of the Company.

      Consents          Does Not Consent        Abstains
        [     ]              [     ]              [     ]


T.C.L. Industries Holdings (H.K.) Co., Ltd. recommends that you consent to the Classified Board Resolution.
2. Classified Board Resolution: relating to the classification of the Board of Directors of the Company into three classes, each of which, after a transitional arrangement, will serve for three years, with one class being elected each year.

      Consents          Does Not Consent        Abstains
        [     ]              [     ]              [     ]

T.C.L. Industries Holdings (H.K.) Co., Ltd. recommends that you consent to the Future Board Vacancy Resolution.
3. Future Board Vacancy Resolution: relating to the grant to the Board of the exclusive power to fill vacancies created on the Board.

      Consents          Does Not Consent        Abstains
        [     ]              [     ]              [     ]


T.C.L. Industries Holdings (H.K.) Co., Ltd. recommends that you consent to the Future Removal Resolution.
4. Future Removal Resolution: relating to the removal of directors only for cause (i.e., willful misconduct in connection with the duties as a director or conviction of a felony or a misdemeanor involving moral turpitude) by the approval of the holders of at least 66-2/3% of the voting power of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors.

      Consents          Does Not Consent        Abstains
        [     ]              [     ]              [     ]

T.C.L. Industries Holdings (H.K.) Co., Ltd. recommends that you consent to the Future Amendment Resolution.

5. Future Amendment Resolution: relating to requiring a stockholder vote of 66-2/3% of the then outstanding shares entitled to vote thereon to amend or repeal the By-Laws of the Company.

      Consents          Does Not Consent        Abstains
        [     ]              [     ]              [     ]

Please see the Solicitation Statement for additional details regarding the above proposed resolutions.

Please note any change in your address from that set forth herein. If no label has been affixed hereto, please fill in the Stockholder information in the space provided.








                                    SIGNATURE

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign a partnership name by authorized person.

------------------------------------------------------------------
Signature(s) of Stockholder(s)                              Date

------------------------------------------------------------------

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                        Title, if any